EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, as directors of SpatiaLight, Inc. hereby constitutes and appoints David F. Hakala a his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign on behalf of each of the undersigned an Annual Report of Form 10-K for the fiscal year ended December 31, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934 and to sign any and all amendments to such Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith including, without limitation, a form 12b-25 with the Securities and Exchange Commission, granting to said attorney-in-fact, and each of them, full power and authority to do so and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or substitutes may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one of the same document.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 13th day of February 2007.

/s/ David F. Hakala David F. Hakala	Chairman of the Board	February 13, 2007

/s/ Claude Piaget Claude Piaget	Director	February 13, 2007

/s/ Robert C. Munro Robert C. Munro	Director	February 13, 2007

/s/ Herbert Ehrenthal Herbert Ehrenthal	Director	February 13, 2007

/s/ Jerilyn Kessel Jerilyn Kessel	Director	February 13, 2007